EXHIBIT 19

BAXTER INTERNATIONAL INC.
SECURITIES TRADING POLICY
EFFECTIVE AS OF NOVEMBER 11, 2024

Policy Overview
This Policy is intended to articulate the principles and policies of Baxter International Inc. (including its subsidiaries, referred to hereafter as the “Company”) regarding compliance with federal, state and foreign securities laws and regulations relating to trading in Company and third-party securities and to provide a general understanding of these securities laws to prevent violations of such laws and regulations.
Statement of Principles and Policies
Summary
Federal and state securities laws impose important trading restrictions on certain individuals who learn of material, non-public information regarding a company. These restrictions apply to Company employees who learn of material, non-public information, as well as non-employees who learn of such information as a result of their relationship with the Company. This Policy may continue to apply to your transactions in Company securities or the securities of other public companies engaged in business transactions with the Company even after your employment or directorship with the Company has terminated. If you are in possession of material nonpublic information when your relationship with the Company concludes, you may not trade in Company securities or the securities of such other company until the information has been publicly disseminated or is no longer material.
The principal restrictions on an individual with material, non-public information are that he or she may not (i) buy or sell securities on the basis of such information, or (ii) “tip” others about such information. Violations of these restrictions can carry both criminal and civil penalties.
This Policy reflects the Company’s commitment to maintain compliance with the securities laws. Because the securities laws are comprehensive, far-reaching and constantly evolving, this Policy does not attempt to deal with all of the considerations which may be applicable to securities transactions. If you have a specific question, you should contact the General Counsel, Corporate Secretary or Assistant Corporate Secretary and abstain from the conduct in question until you have been informed that the conduct is permissible.
Material, Non-public Information
“Material information” generally means information which if disclosed could reasonably have an effect on the price of a company’s securities or which is likely to be considered important by a reasonable investor in determining whether to buy or sell such securities (or otherwise alter his or her market behavior). However, there is no precise definition, and the question of whether information is material is subjective and often judged in hindsight. As a result, individuals covered under this Policy are encouraged to take a broad and cautious view when evaluating whether a particular piece of information is “material.”
Examples of “material information” include, depending on the particular circumstances:
•acquisitions of other companies, dispositions of existing operations, a new joint venture or termination thereof, or an important financing transaction;
•internal financial projections or any change to previously reported projections or financial results, including earnings, earnings estimates or operating results;
•products or product development milestones (such as major clinical trial results or FDA approvals or other actions);
•a change in senior executive management or board composition;
•a change in control of the Company;
•a major cybersecurity incident;
•the extent to which external events, including but not limited to pandemics or climate events, have had or are reasonably likely to have a material impact on the Company’s operating results;
•initiation or resolution of significant litigation (including disputes with customers, suppliers or contractors), government investigations or major regulatory developments;
•significant new contracts or changes in existing contractual relationships or loss of business;
•significant raw material shortages; or
•other information which could result in substantial market share and/or revenue gains or losses.
Please note that this list is merely illustrative and is not exhaustive; other types of information may be material at any particular time depending upon the circumstances.
“Non-public information” is information that has not yet been the subject of an official announcement (for example, in a press release or a filing with the Securities and Exchange Commission (the “SEC”)) or otherwise sufficiently publicized and widely reported in the media. Further, information does not cease to be “non-public” until investors have had a reasonable period of time to absorb and react to the information (often considered to be one or two Trading Days after public release of the information, depending on the circumstances). For the purposes of this Policy, information does not cease to be “non-public” as a result of being the subject of rumors or other unofficial statements in the marketplace. Information related to the Company can be “non-public” even where such information was obtained by a Company employee from a source outside of the Company.
“Trading Day” means any day on which the New York Stock Exchange is open for trading. For example, if the Company issues a press release containing material information at 6:00 p.m. on a Tuesday, and the New York Stock Exchange is open for trading on Wednesday and Thursday, persons subject to this Policy shall not be permitted to trade in Company securities until Friday. If the Company issues a press release containing material information at 6:00 a.m. on a Friday, and the New York Stock Exchange is open for trading on Friday and Monday, persons subject to this Policy shall not be permitted to trade in Company securities until Tuesday.
Covered Persons
The Policy applies to all Company employees (regardless of role or title), directors, consultants, contract workers and temporary staff worldwide and may also apply to former employees and directors, as set forth above. All Company employees are responsible for ensuring that their family members (including spouses, minor children, and any other family members living in the same household) also comply with this Policy.
Please note that many countries in addition to the U.S. have laws regarding insider trading. This policy applies to all individuals described above, even if the activities prohibited in this Policy are not illegal in the country where any particular person is located.
Prohibition on Certain Activities
Insider Trading
Securities laws and this Policy require that an individual who is in possession of material non-public information related to the Company (referred to hereafter as an “Insider”) is prohibited from (i) trading in any securities (including those issued by another company, if such information could affect the price of such securities) on the basis of such material non-public information or (ii) “tipping” such information to another person. The Company is also prohibited from trading at any time in any Company securities on the basis of material non-public information, consistent with applicable law.
The fact that an Insider may have relied on other factors in purchasing or selling securities while in the possession of material non-public information is not an exception to this prohibition. It is no excuse that the Insider (i) would have traded anyway, (ii) considered himself/herself under a duty (for example, as a trustee) to trade or to disclose information, or (iii) did not intend to defraud anyone. If an Insider is in possession of such information, he or she must refrain from any transaction in the subject securities and from tipping such information to any other person.
Though its definition is complex under securities laws and regulations, for purposes of this Policy a “security” should be understood to mean the common stock, or any preferred stock that is listed on any national securities exchange or any put, call, option contract, hedge or other derivative securities relating to any such stock, of a publicly traded company.
Furthermore, the Policy should be understood to extend to a number of market activities. “Trading” for the purposes of this Policy includes not just buying or selling securities in the open market, but also executing a “cashless” option exercise, writing or purchasing a put or call option, entering into any “short sale,” or the execution of any of such actions pursuant to prearranged instructions (e.g., limit orders) regardless of when such instruction was given. With respect to Company stock, “trading” also includes transferring funds into or out of the Baxter Common Stock Fund or changing elections (or electing to participate for the first time) under the employee stock purchase plan (“ESPP”). In addition, gifts of Company securities are subject to the restrictions of this policy. You may not gift Company securities to others while in possession of material non-public information, and Designated Insiders and Pre-clearance Persons must comply with the applicable blackout and pre-clearance requirements described below.
As discussed below, certain trading activities involving Company securities are entirely prohibited under this Policy, regardless of whether or not an individual is in possession of material, non-public information. Please see below for a list of market activities which are not considered “trading” for the purposes of this Policy.
Tipping
Insiders may not give, or “tip,” such information to an outsider for the improper purpose of exploiting the information for personal gain. “Tipping” is the unauthorized communication of material, non-public information. A “tipper” is a person who divulges such information; a “tippee” is one who receives such information.
Examples of Prohibited Insider Trading
The following are hypothetical examples of insider trading violations. They are not intended to reflect the actual activities or business of the Company or any other entity.
•Trading By an Insider: An employee in the accounting department of R Corp. learns that the quarterly earnings to be reported by R Corp. will be substantially lower than forecasted. Prior to the public announcement of this information, the employee sells a small portion of his R Corp stock. This is a violation of U.S. securities laws and the Policy. The employee is subject to both criminal prosecution, which could result in substantial fines and jail time, and civil suits.
•Trading By a Tippee: An officer of S Corp. tells her neighbor that S Corp. is about to publicly announce that it received an unsolicited offer to be purchased by one of its major customers. This tip causes the neighbor to purchase S Corp.’s stock in advance of the announcement. This is a violation of U.S. securities laws and the Policy. The officer may be jointly liable with her neighbor for all of the neighbor’s profits and each is liable for all penalties. In addition, the officer and her neighbor are subject to criminal prosecution, which could result in substantial fines and jail time, and civil suits.
Other Aggressive Trading Activities
This Policy also prohibits covered persons from directly or indirectly participating in certain trading activities with respect to Company securities that by their nature are aggressive or speculative or may give rise to an appearance of impropriety. Such prohibited activities include:
•Same-day or short-term trading (i.e., “day trading”);
•Selling stock that the seller does not own or a sale that is completed by delivery of borrowed stock (i.e., a “short sale”);
•Purchasing or holding Company securities on margin;
•Pledging Company securities as collateral for a loan; or
•Entering into any derivative (including purchasing, selling or writing put or call options, forward contracts, “equity” or “performance” swap or any similar agreements denominated in Company securities) or similar transactions.
Pre-clearance and Blackout Policy
The following are the most likely people to be in possession of material, non-public information or to be charged with insider trading:
•“Section 16 Officers” are Company officers who are required to file reports with the SEC indicating all of their transactions in Company securities;
•“Directors” are the members of the board of directors of Baxter International Inc.; and
•“Designated Insiders” includes all other Company employees who are not Section 16 Officers, but are routinely exposed to information that would necessarily be considered material (such as financial information or important press releases) before it is released to the public. One or more lists of Designated Insiders is maintained by the Corporate Secretary’s office and each such persons is aware that he or she is on any such list or will be made aware that he or she has been added to any such list as soon as reasonably practicable after the related determination has been made; provided, that only certain Designated Insiders may be Pre-clearance Persons(as defined below). Any person who is a Designated Insider but not a Pre-clearance Person (a “Special Designated Insider”) does not require pre-clearance from the Company’s General Counsel, Corporate Secretary or Assistant Corporate Secretary but he/she will not be able to trade during certain special blackout periods, which can arise from time to time and without prior notice; provided, that the Corporate Secretary’s Office shall provide notice of the occurrence of any such special blackout period to all Special Designated Insiders as soon as reasonably practicable after the start of such period. These periods may coincide with a quarterly blackout period (as described below).
The Company has imposed a mandatory trading pre-clearance procedure on certain of these persons (referred to hereafter as “Pre-clearance Persons”), each of whom is aware (or will be made aware by the Corporate Secretary’s Group as soon as reasonably practicable after he or she has been designated a Pre- clearance Person) that he or she is subject to such restrictions. All Pre-clearance Persons must receive pre- clearance from the Corporate Secretary, Assistant Corporate Secretary or General Counsel prior to effecting any transaction in Company securities. We ask that you endeavor to request pre-clearance at least 24 hours before the requested trade date. Such pre-clearance is valid for two business days but terminates immediately if the Pre-clearance Person acquires any material, non- public information. Additionally, no limit order for any Pre-clearance Person can extend beyond the pre-clearance period. If a Pre-clearance Person seeks pre-clearance and permission to engage in the transaction is denied, then the Pre-clearance Person should refrain from initiating any transaction in Company securities and should not inform any other person of the restriction.
Additionally, certain specific periods of the year are designated as “no trading periods” with respect to Company securities for all Designated Insiders. These “blackouts” on trading (as defined above) generally begin two weeks prior to a quarter-end and end at market open of the second full business day after the Company has filed its quarterly report on Form 10-Q or annual report on Form 10-K for the applicable period. These periods, however, are subject to adjustment by the Corporate Secretary’s Group and may be started early or extended without prior notice. Further, from time to time the General Counsel, Corporate Secretary or Assistant Corporate Secretary may institute other specific blackout periods with respect to Company securities as warranted by business developments. All Designated Insiders (including any Special Designated Insider) may be made subject to any such special blackout period. In such instances, the Company will notify the applicable individuals that they are subject to a blackout. After receiving such notice, that person must not trade in Company securities for the period of time specified in the notice. A notified person must not discuss the fact that they are in a blackout period out with any person (other than the General Counsel, Corporate Secretary or Assistant Corporate Secretary to the extent necessary for the resolution of any questions or issues). Special blackout periods may also apply in respect of the securities of other entities.
Officers and Directors subject to Section 16 reporting obligations should take care not to violate the prohibition on short-swing trading (Section 16(b)) and the restrictions on sales by control persons (Rule 144), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5) and any notices of sale required by Rule 144. To assist with these requirements and to the extent not provided by the plan administrator, all Section 16 Officers and Directors must submit to the Company’s General Counsel or Corporate Secretary a copy of any trade order or confirmation relating to the purchase, sale or gift of Company Securities on the date of any such transaction.

Please see below for a description of the exception to the pre-clearance and blackout policies under a Rule 10b5- 1(c) trading plan.
Prohibition on Section 16 Officers and Directors Holding Company Securities in Street Name
Section 16 Officers and Directors (as defined above) are prohibited from carrying or placing Company securities in “street name” (that is, in the name of a broker) without written notification to the Corporate Secretary and must report changes in street name holdings.
Certain Exceptions to Trading Prohibitions
Activities Not Considered “Trading” for the Purposes of this Policy
The Policy generally does not prohibit:
•exercising Company stock options by paying the full exercise price in cash (but note that none of the shares of Company common stock received upon such exercise may be sold while the holder is aware of material non- public information or in a blackout period, whether to fund the exercise, pay taxes or otherwise);
•making ongoing investments in the Company’s ESPP pursuant to existing investment elections;
•purchasing Company securities on a covered person’s behalf by the Company under the ESPP; or
•buying or selling investments in publicly traded mutual funds.
Rule 10b5-1(c) Trading Plan Exception to Pre-clearance and Black-out Policy
The “pre-clearance” and “blackout” policies do not apply to transactions pursuant to a previously established and approved “Rule 10b5-1(c) trading plan.” A Rule 10b5-1(c) trading plan must comply with all of the requirements of Rule 10b5-1(c) under the Exchange Act and cannot be established, modified or terminated without prior approval by the General Counsel, Corporate Secretary or Assistant Corporate Secretary.
To be effective a Rule 10b5-1(c) trading plan must:
•include representations certifying that (a) you are not aware of material non-public information at the time of adoption and (b) you are entering into the plan in good faith, and not as part of a plan or scheme to shield trades that would otherwise be considered violations of the insider trading law;
•specify the beginning and end dates for the Rule 10b5-1(c) trading plan;
•specify either (a) the amount and price of the Company securities to be purchased or sold and the dates for such purchases or sales or (b) a formula that determines the amount and price of the Company securities to be purchased or sold and the dates for such purchases or sales;
•be established only during an open trading window and when you are not otherwise subject to a blackout period; and
•comply with the following “cooling-off” periods: for the Company’s Directors and Section 16 Officers, provide that no trade under a Rule 10b5-1(c) trading plan may occur until the later of (i) the 91st day after the adoption of the plan or (ii) the third business day after the filing date of the Company’s Form 10-Q (or Form 10-K for any plan executed during the fourth fiscal quarter) for the fiscal quarter in which the plan was adopted, up to a maximum of 120 days after adoption of the plan. Or for other insiders, provide that no trade may occur until the 31st day after the adoption of the Rule 10b5-1(c) trading plan.
Once the plan is adopted, the covered person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. Note that to the extent not provided by the plan administrator, trades made pursuant to Rule 10b5-1(c) plans by Section 16 Officers and Directors must be reported to the Company’s General Counsel or Corporate Secretary.
Penalties
Professional Consequences
Company policy prohibits all misuse of confidential information obtained by employees in connection with their employment, including any securities trading based on such information. This is in addition to, and should be distinguished from, certain trading activities that also violate the law. Please review the Company’s Code of Conduct for a description of the Company’s policies regarding business conduct and practices, including, among other things, the use of confidential information, conflicts of interest and a summary of this Policy and consequences to employees in the event they violate Company policies (including this Policy). Company policy prohibits any illegal activity and, as such, insider trading may result in termination for cause.
Legal Consequences
The seriousness of insider trading is reflected in the penalties that it carries. Potential legal penalties include liability for the Company itself and individual Directors, officers or employees. For an individual, insider trading may result in criminal penalties, including fines, jail time or both. The SEC also has the authority to seek civil monetary penalties.
The SEC may also impose liability on the Company as a controlling person of an insider trading violator if the Company recklessly disregards the likelihood that a controlled person was going to engage in a violation and fails to take steps to prevent the action before it occurs. The SEC is authorized to pay bounties to persons providing information leading to the imposition of a penalty.
In addition, private parties may also bring civil actions seeking damages against any person purchasing or selling a security while in the possession of material, non-public information. The total amount of damages recoverable may not exceed the profit gained or loss avoided in such a transaction.
Questions
If you have a question as to whether certain information is material or has been adequately disclosed to the public, you should contact the General Counsel, Corporate Secretary or Assistant Corporate Secretary and abstain from trading or disclosing the information in question until you have been informed that the information is not material or has been sufficiently disclosed to the public.